EXHIBIT 3.(i).6


        [STAMPED: AMENDMENT]                           [/s/ CO #107012]
                                                      [/s/ 853012-0142]
                                                     [STAMPED: RECEIVED
                                                         OCT 15 2001
                                                UT DIV. OF CORP. & COMM. CODE]
                                                      [STAMPED NUMBER:
                                                   10-15-01A093:37 RCVD]


                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                       FILMAGIC ENTERTAINMENT CORPORATION


         We, the undersigned Board of Directors of FILMAGIC ENTERTAINMENT CORPORATION, a corporation under the Utah Business Corporation Act, do hereby amend its Articles of Incorporation as follows, to-wit:

         1. The following amendment of the Articles of Incorporation, was adopted by the shareholders of the corporation, on January 31, 2001 in the manner prescribed by the laws of the State of Utah and the Articles of Incorporation of Filmagic Entertainment Corporation. Said amendment was additionally authorized and discussed at prior shareholders meeting, but have been effectively initiated on the above date January 31, 2001.

         2. That Article IV of the Articles of Incorporation filed December 7, 1983 should be amended by amending the IV Article to read as follows.

         This Corporation is authorized to Issue one class of common stock. The total authorized common stock of this Corporation shall be 100,000,000 shares of $0.001 par value per share. These shares shall bear voting rights and share equally in distribution of profits of the Corporation.

         This  Corporation is authorized to issue one class of preferred  stock.
         Total  authorized   Preferred  stock  of  this  Corporation   shall  be
         20,000,000 shares.

         3. That Article VII Section 6 of the Articles of Incorporation filed December 7, 1983, and amended on July 22, 1994, authorize the shareholders to accept amended bylaws. These newly amended bylaws were presented at the meeting both in December 15, 1996, but additionally in January 31, 2001 and were adopted at this recent meeting in accordance with the above mentioned provision.

         4. The Shareholders voted to approve a the new authorization and additionally, authorized the Board of Directors the ability to issue new stock for any future mergers or acquisitions.

                                          Date:                       10/17/2001
                                          Receipt Number:                 435105
                                          Amount Paid:                    $85.00

         5. The Shareholders present for the emergency meeting held on January 31, 2001 represented 5,263,000 shares. These voting shares constituted a quorum and a majority at the shareholders meeting. These amendments were also adopted unanimously by the Board of Directors.

         Executed by the undersigned President arid Secretary of Filmagic Entertainment Corporation in duplicate on January 31, 2001.

                                         FILMAGIC ENTERTAINMENT CORPORATION
                                         A UTAH CORPORATION

                                         BY:  /s/ R. Bruce Harris
                                             -----------------------------------
                                             R. Bruce Harris, President/Chairman


                                         BY: /s/ Aubrye A. Harris
                                             -----------------------------------
                                             Aubrye A. Harris, Secretary




                                      A-3